Exhibit (l)(4)

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

November 28, 2017

TCP Capital Corp.
2951 28th Street, Suite 1000
Santa Monica, California 90405

RE:	TCP Capital Corp.
Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as special counsel to TCP Capital Corp., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company through Raymond James & Associates, Inc., as agent (the “Agent”), from time to time, of shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company having an aggregate offering price of up to $50,000,000 (the “Securities”).

This opinion is being furnished in accordance with the requirements of sub paragraph (l) of Item 25.2 of Part C of Form N-2 under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(i)
the registration statement on Form N-2 (File No. 333-216716) of the Company relating to Common Stock and other securities of the Company filed on March 15, 2017 with the Securities and Exchange Commission (the “Commission”) under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), Pre-Effective Amendment No. 1 thereto and Post-Effective Amendment Nos. 1 through 2 thereto, including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations, and the Notice of Effectiveness of the Commission posted on its website declaring such registration statement effective on May 3, 2017 (such registration statement, as so amended, being hereinafter referred to as the “Registration Statement”), and Post-Effective Amendment No. 3 thereto, as proposed to be filed with the Commission pursuant to Rule 462(d) of the Rules and Regulations on the date hereof;

(ii)	the prospectus and the Statement of Additional Information, each dated May 3, 2017 (the “Base Prospectus”), which form a part of and are included in the Registration Statement;

(iii)
the updated Statement of Additional Information, dated November 28, 2017, filed with the Commission pursuant to Rule 497(e) of the Rules and Regulations (the “Updated Statement of Additional Information”);

TCP Capital Corp.

November 28, 2017

(iv)
the prospectus supplement, dated November 28, 2017, relating to the offering of Securities, in the form filed with the Commission pursuant to Rule 497(e) of the Rules and Regulations (together with the Base Prospectus and the Updated Statement of Additional Information, the “Prospectus”);

(v)
an executed copy of the Equity Distribution Agreement, dated as of November 28, 2017 (the “Equity Distribution Agreement”), among the Agent and the Company, Special Value Continuation Partners, LP, a Delaware limited partnership (“SVCP”), Tennenbaum Capital Partners, LLC, a Delaware limited liability company (the “Advisor”), and Series H of SVOF/MM, LLC, a series of a Delaware limited liability company (the “General Partner” and, collectively with the Company, SVCP and the Advisor, the “TCP Entities”).

(vi)	an executed copy of a certificate for the Company and SVCP, of Elizabeth Greenwood, Secretary of the Company and SVCP, dated the date hereof (the “Secretary’s Certificate”);

(vii)	a copy of the Company’s Certificate of Incorporation, certified by the Secretary of State of the State of Delaware as of November 16, 2017, and certified pursuant to the Secretary’s Certificate;

(viii)	a copy of the Company’s By-Laws, as amended and in effect as of the date hereof (the “By-Laws”), certified pursuant to the Secretary’s Certificate; and

(ix)	a copy of certain resolutions of the Board of Directors of the Company and SVCP (the “Board of Directors”), adopted on August 2, 2017, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below, including the facts and conclusions set forth in the Secretary’s Certificate and the factual representations and warranties contained in the Equity Distribution Agreement.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.  As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others and of public officials, including those in the Secretary’s Certificate, and the factual representations and warranties set forth in the Equity Distribution Agreement.

TCP Capital Corp.

November 28, 2017

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”). The Securities may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon the foregoing and subject to the limitations, qualifications and assumptions stated herein, we are of the opinion that, when (i) the Board of Directors, including any appropriate committee appointed thereby, has taken all necessary corporate action to approve the issuance and sale of the Securities and related matters, including the consideration to be received therefor; (ii) the terms of the issuance and sale of the Securities have been duly established in conformity with the Company’s Certificate of Incorporation and the By-Laws, (iii) certificates in the form required under the DGCL representing the Securities are duly executed and countersigned by the transfer agent and (iv) the Securities are registered in the Company’s share registry and delivered upon payment of the consideration therefor determined by the Board of Directors, when issued and sold in accordance with the provisions of the Equity Distribution Agreement, the Securities will be duly authorized by all requisite corporate action on the part of the Company under the DGCL and validly issued, fully paid and non-assessable, provided that the consideration therefor is not less than $0.001 per share of Common Stock.

TCP Capital Corp.

November 28, 2017

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

MKH